Exhibit 10.8 (c)
THIRD AMENDMENT TO LEASE
     THIS THIRD AMENDMENT TO OFFICE/SHOWROOM/WAREHOUSE LEASE (this “Amendment”) is made and entered into as of this 10th day of November, 2009 (the “Effective Date”), by and between 1135 ARBOR DRIVE INVESTORS LLC, a Delaware limited liability company (“Landlord”) and ULTA SALON, COSMETICS AND FRAGRANCE, INC., a Delaware corporation (“Tenant”).
W I T N E S S E T H:
     WHEREAS, Tenant’s predecessor-in-interest, ULTA 3 Cosmetics & Salon, Inc. (“ULTA 3”), and Landlord entered into that certain Office/Showroom/Warehouse Lease dated June 22, 1999 (the “Base Lease”), pursuant to which ULTA 3 leased certain premises (the “Premises”) consisting of 291,335 rentable square feet located at 1135 Arbor Drive, Romeoville, Illinois (the “Building”), as more particularly set forth in the Base Lease;
     WHEREAS, Landlord and Tenant entered into that certain First Amendment to Lease dated November 1, 2000 (the “First Amendment”) and that certain Second Amendment to Office/Showroom/Warehouse Lease dated April 27, 2009 (the “Second Amendment”; the Base Lease as amended by the First Amendment and Second Amendment is referred to herein as the “Current Lease”); and
     WHEREAS, Landlord and Tenant desire to amend the Current Lease to, among other things, extend the Term of the Lease;
     NOW THEREFORE, for and in consideration of the covenants and agreements hereinafter set forth, and also in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby mutually agree as follows:
     1. Controlling Language; Definitions; Deletions. Insofar as the specific terms and provisions of this Amendment purport to amend or modify or are in conflict with the specific terms, provisions and exhibits of the Current Lease, the terms and provisions of this Amendment shall govern and control; in all other respects, the terms, provisions and exhibits of the Current Lease shall remain unmodified and in full force and effect. Capitalized terms used herein without definition shall have the meaning ascribed to such terms in the Current Lease. The Current Lease as amended by this Amendment is herein referred to as the “Lease.”
     2. Extension of Lease Term. Landlord and Tenant hereby agree to extend the Lease Term for sixty (60) months commencing on May 1, 2010 and terminating on April 30, 2015 (the “Extension Term”). The Expiration Date shall now be April 30, 2015.

     3. Base Rental. Retroactive to July 1, 2009, the Base Rental table in the Basic Lease Definitions and Lease Provisions of the Base Lease shall be replaced with the following:

	Base Rental
	per square	Annual Base	Monthly Base
Period	foot per year	Rental	Rental
July 1, 2009 – June 30, 2010	$3.50	$1,019,672.50	$84,972.71
July 1, 2010 – June 30, 2011	$3.57	$1,040,065.95	$86,672.16
July 1, 2011 – June 30, 2012	$3.64	$1,060,867.27	$88,405.61
July 1, 2012 – June 30, 2013	$3.71	$1,082,084.61	$90,173.72
July 1, 2013 – June 30, 2014	$3.79	$1,103,726.31	$91,977.19
July 1, 2014 – April 30, 2015	$3.86	$938,167.36 (for ten months only)	$93,816.74
To the extent Tenant has overpaid Base Rental due to the fact that the Base Rental table above is retroactive, Tenant shall be entitled to abate Base Rent first coming due after the Effective Date in the amount of such overpayment.
     4. Intentionally Omitted.
     5. Absolute Triple Net. During the Extension Term, except as otherwise provided in this Amendment or in the Current Lease, the Lease shall continue to be an absolute triple net lease to Tenant (which shall continue to include Tenant’s obligation to pay Impositions as to the Premises).
     6. Condition of Premises. Except as otherwise set forth in this Amendment, Landlord is leasing the Premises to Tenant during the Extension Term “as is”, without any representations or warranties made by Landlord or its agents to Tenant or Tenant’s agents with respect to the condition of the Premises including, without limitation, any express or implied warranties of merchantability, fitness or habitability, and Tenant has not relied on any such representations or warranties.
     7. Construction Allowance. Within thirty (30) days after the Effective Date, Landlord shall pay Tenant $200,000.00 for Tenant to perform alterations, additions, and improvements to the Premises in accordance with the Base Lease, including Article 9 therein.

     8. Termination Option. So long as no Event of Default is then-continuing as of the date Tenant sends Landlord the Termination Notice or as of the Early Termination Date, Tenant shall have a one-time option to terminate the Lease in its entirety (the “Termination Option”) effective as of April 30, 2013 (the “Early Termination Date”) by providing written notice (the “Termination Notice”) to Landlord no later than April 30, 2012 and paying Landlord the entire Termination Fee (defined below) with such Termination Notice.
     If Tenant timely delivers the Termination Notice and the Termination Fee in accordance with the terms and conditions of this Paragraph 8, then as of the Early Termination Date the Lease shall terminate, and Tenant shall be and remain liable for the payment to Landlord of all Rent and other sums due and/or accrued, and for the performance and keeping of all the covenants, agreements and obligations under the Lease to be performed, paid and kept by Tenant on and prior to such Early Termination Date. If Tenant fails to vacate the Premises and surrender possession thereof to Landlord in accordance with Article 20 of the Lease on or prior to the Early Termination Date, such failure shall be treated as a holding over by Tenant and Landlord shall be entitled to all of its remedies under the Lease including such Article 20.
     If Tenant shall exercise its Termination Option, Tenant shall pay Landlord a termination fee equal to $540,987.00 (the “Termination Fee”). The entire Termination Fee shall be payable with the Termination Notice. If Tenant fails to timely pay the Termination Fee, at Landlord’s sole election, the exercise of the Termination Option shall be null and void and the Lease shall continue in full force and effect as if Tenant had not exercised the Termination Option. Acceptance by Landlord of the entire Termination Fee shall constitute a release of Tenant from any and all of its obligations under the Lease accruing after the Early Termination Date, except any obligations which by their terms are intended to survive any early termination or expiration of the Lease.
     9. Repairs. As of the Effective Date, Article 10 to the Lease is hereby deleted in its entirety and replaced with the following:
          “10.1 Except as otherwise provided in this Article 10, Tenant, at its sole cost and expense, throughout the Lease Term, shall take good care of and keep in good order, condition and repair (including, without limitation, interior repainting and refurnishing, as needed) all parts of the Premises, and shall make and perform all routine maintenance thereof and all necessary repairs thereto. When used in this Article, “repairs” shall include all necessary replacements, alterations, additions and betterments, interior and exterior, structural and non-structural, ordinary and extraordinary, foreseen and unforeseen, of every nature, kind and description, including, without limitation, any repairs, replacements, alterations, additions and betterments required by any governmental law, ordinance or regulation now or hereafter enacted relating to the Premises. Such repairs and replacements will be made in a good and workmanlike manner with materials of equal or better quality to the original work, and under the supervision and with the approval of Landlord. Tenant shall enter into a service contract with a contractor approved by Landlord, providing for the service and regular maintenance (with service calls no less frequent than once each calendar quarter and otherwise meeting the specifications set forth in
Exhibit “M”) of the heating, venting and air conditioning system throughout the Lease Term.
          10.2 If Tenant shall fail to maintain or repair the Premises, and such failure continues for a period of ten (10) days after written notice from Landlord, then Landlord shall have the right, but not the obligation, to cause such repairs to be made and the costs therefor plus an administrative fee equal to fifteen percent (15%) of the costs shall be payable by Tenant to Landlord as additional rental on the date of the next installment of Base Rental due under the Lease. Notwithstanding the foregoing to the contrary, if an emergency exists, Landlord shall have the right, but not the obligation, to make such repairs without prior notice to Tenant if reasonable under the circumstances. Again, Tenant shall pay to Landlord the cost thereof and administrative fee as additional rental due on the date of the next installment of Base Rental.
          10.3 Except as expressly provided elsewhere in this Lease, Landlord shall not be required to furnish any services or to make any repairs or alterations in, on or about the Premises or any improvements hereafter erected on the Premises. Tenant hereby assumes the full and sole responsibility for the condition, operation, repair, replacement, maintenance and management of the Premises and all improvements thereon, and Tenant hereby waives any rights created by any law now or hereafter in force to make repairs to the Premises or improvements thereon at Landlord’s expense.
          10.4 Tenant, in executing this Lease, acknowledges that the parties have specifically negotiated and Tenant has specifically agreed to perform the repair obligations under this Lease. Without limiting the foregoing, Tenant acknowledges that the Base Rental has been determined, in part, upon Tenant’s agreement to maintain and make all the repairs to the Premises required during the Lease Term (except as otherwise provided herein). Tenant acknowledges that the benefit of the repairs performed by Tenant may inure to the benefit of Landlord after the expiration of the Lease Term and that Tenant, as a sophisticated commercial tenant, understands the full undertaking of such obligations.
          10.5 Notwithstanding anything to the contrary contained in this Lease, on and after the Effective Date of this Amendment, Landlord agrees to take good care of and keep in good order, condition and repair (as defined in Section 10.1 above), at its sole cost and expense (without passing through any portion of the cost thereof to Tenant), the roof of the Premises, except to the extent repairs are needed to the roof as a result of the negligence or willful misconduct of Tenant or its agents, employees or contractors. Tenant shall continue to be responsible for the cost of the Landlord’s annual maintenance program for the roof of the Premises. Promptly after the Effective Date of this Amendment, Landlord shall, at its sole cost and expense, correct the deferred asphalt maintenance issues in the parking lot and truck areas of the Premises (which shall include patching and repairs as reasonably needed). After Landlord has performed the work described in the previous sentence and provided such work is done in a good and workmanlike manner using new materials of good quality, Tenant shall thereafter be responsible for any subsequently necessary repairs to the parking and truck areas of the Premises (including, without limitation, any repairs subsequently required to the asphalt) as provided in Section 10.1 above. Tenant may provide Landlord with the names of potential contractors to perform the asphalt work and/or HVAC system work and Landlord shall consider using such contractors. Promptly after the Effective Date of this Amendment, Landlord will, at Landlord’s sole cost and expense (without passing through any portion of the cost thereof to Tenant), inspect and service the HVAC system of the Premises and make any required repairs reasonably necessary to cause the HVAC system to be in good working order. After Landlord has performed the inspection and servicing work on the HVAC system as described in the previous sentence and provided such work is done in a good and workmanlike manner using new materials of good quality, Tenant shall thereafter be responsible for repairs to the HVAC system as provided in Section 10.1 above. To the extent permitted by applicable laws, rules, regulations, and codes, Landlord shall, at its sole cost and expense (without passing through any portion of the cost thereof to Tenant), restripe the existing parking lot of the Premises to provide for additional parking spaces as reasonably designated by Tenant and to the extent that such restriping necessitates new paving or the alteration of existing paving in such parking areas, Tenant shall be responsible, at its sole cost and expense, for the cost of installing such new or altered paving. Subject to the provisions of Articles 13 and 14, Landlord, at its own cost and expense (without passing through any portion of the cost thereof to Tenant), agrees to also repair (as defined in Section 10.1 above), and keep in sound condition, the following items: the foundation, the footings, the floor slab, and the load bearing walls and exterior walls of the Premises (excluding any glass and any routine maintenance, including, without limitation, any painting, sealing, patching and waterproofing of such walls). Notwithstanding anything in this Article 10 to the contrary but subject to the terms and conditions of Article 13, Landlord shall have the right to either repair or to require Tenant to repair any damage to any portion of the Premises caused by or created due to any act, omission, negligence or willful misconduct of Tenant or Tenant’s Representatives and to restore the Premises to the condition existing prior to the occurrence of such damage; provided, however, that in the event Landlord elects to perform such repair and restoration work, Tenant shall reimburse Landlord for all costs and expenses incurred by Landlord in connection therewith, and such reimbursement shall be paid, in full, within thirty (30) days after Landlord’s demand therefor. Tenant shall provide Landlord with written notice of the need for any such repairs and maintenance and shall allow Landlord a reasonable time to perform such repair and maintenance. Tenant shall promptly report in writing to Landlord any defective condition known to it which Landlord is required to repair and Landlord shall have no obligation to make such repair, nor have any liability to Tenant resulting from such condition, until it receives such notice from Tenant.
          10.6 (a) Anything in this Lease to the contrary notwithstanding, if, during the last eighteen (18) months of the then-current Lease Term or Extension Terms, Tenant is required to make any repair or replacement pursuant to Section 10.1 hereof, which repair or replacement under generally accepted accounting principles is not fully chargeable to a current account in the year in which the expenditure is incurred and, therefore, must be capitalized, the cost of such repair or replacement shall be shared between Landlord and Tenant as provided in this Section 10.6. Any such repair or replacement is hereinafter referred to as an “Eligible Repair or Replacement” and that portion of the cost of such Eligible Repair or Replacement in excess of $5,000.00 is hereinafter referred to as the “Eligible Cost”. Tenant shall pay, in the first instance, the entire cost of an Eligible Repair or Replacement, and Landlord shall reimburse Tenant, in accordance with this Section 10.6. for that portion of the Eligible Cost which equals the difference between (i) the amount of the Eligible Cost, and (ii) the product of (A) the Eligible Cost, and (B) a fraction, the numerator of which is the number of months from the commencement of the subject Eligible Repair or Replacement through the end of the then current term, and the denominator of which is the useful life, expressed in months, of the subject Eligible Repair or Replacement assigned to it for federal income tax purposes (pursuant to Section 168 of the Internal Revenue Code of 1986, as amended, and the rules and regulations from time to time promulgated thereunder). Such amount to be reimbursed by Landlord, as calculated in accordance with the preceding sentence, is hereinafter referred to as the “Tenant Reimbursement.” In the event Tenant thereafter exercises its option with respect to a Renewal Term, then the amount of the Tenant Reimbursement shall be recalculated to reflect the number of months from the commencement of the subject Eligible Repair or Replacement through the end of the applicable Renewal Term (“Recalculated Reimbursement”). In the event that, because of Tenant’s exercise of its option for a Renewal Term, Tenant shall have been reimbursed hereunder for amounts in excess of the Recalculated Reimbursement, then Tenant shall pay the entire amount of such excess to Landlord within sixty (60) days after Tenant’s exercise with respect to such Renewal Term.
                    (b) In the event that at any time during the last six (6) months of the then-current Lease Term, Tenant intends to undertake an Eligible Repair or Replacement, Tenant shall give written notice thereof to Landlord, which notice shall include a summary of the nature and cost of such Eligible Repair or Replacement. Landlord shall be required to consider such repair or replacement in good faith and, within twenty (20) days after such notice (or such lesser time as stated in such notice, in the event of an emergency), either approve or disapprove the expenditure or propose a reasonable alternative thereto. In the event that Landlord fails to respond to Tenant with an approval, disapproval or an alternative proposal within such twenty (20) day (or shorter) period, such Eligible Repair or Replacement shall be deemed disapproved. In the event that within such twenty (20) day (or shorter) period, Landlord either disapproves or proposes an alternative to the proposed repair or replacement and Tenant determines that such disapproval or alternative proposal is not reasonable, Tenant may undertake the proposed repair or replacement at its sole expense, without waiving its right to contest the reasonableness of Landlord’s position hereunder.
                    (c) For purposes of this Section 10.6. Landlord’s “reasonableness” in disapproving or proposing an alternative to a proposed repair or replacement shall be determined in light of a reasonably prudent owner of similar commercial real estate in the same general vicinity of the Premises.”

     10. Security Deposit. On and after the Effective Date and continuing during the Extension Term, the Security Deposit amount shall be reduced to be $84,972.71 and may be in the form of cash or a Letter of Credit. Once Landlord has received the Security Deposit from Tenant in the amount of $84,972.71, Landlord shall return the Security Deposit it held from Tenant prior to the Effective Date.
     11. Real Estate Broker. Tenant and Landlord represent to each other that each has not dealt with any real estate broker with respect to this Amendment, except for Nicolson, Porter & List, Inc. (Landlord’s broker) and Colliers, Bennett and Kahnweiler Inc. (Tenant’s broker), and no other broker is in any way entitled to any broker’s fee or other payment in connection with this Amendment based upon its acts. Landlord shall pay the above referenced brokers all commissions, fees and expenses due in connection with this Amendment pursuant to a separate agreement. Tenant and Landlord shall indemnify each other and defend the other against any claims by any other broker or third party for any payment of any kind in connection with this Amendment arising from a breach of the foregoing representation.
     12. Counterparts. This Amendment may be executed in counterparts, each of which shall constitute an original, and all of which, when taken together, shall constitute one and the same instrument.
     13. Time is of the Essence. Time is of the essence for this Amendment and each provision hereof and thereof.
     14. Submission of Amendment. Submission of this instrument for examination shall not bind Landlord or Tenant and no duty or obligation on either party shall arise under this instrument until this instrument is signed and delivered by Landlord and Tenant.
     15. Entire Agreement. This Amendment and the Current Lease contain the entire agreement between Landlord and Tenant with respect to Tenant’s leasing of the Premises. Except for the Current Lease and this Amendment, no prior agreements or understandings with respect to the Premises shall be valid or of any force or effect.
     16. Severability. If any provision of this Amendment or the application thereof to any person or circumstance is or shall be deemed illegal, invalid or unenforceable, the remaining provisions hereof shall remain in full force and effect and this Amendment shall be interpreted as if such legal, invalid or unenforceable provision did not exist herein.
     17. Lease In Full Force and Effect. Except as modified by this Amendment, all of the terms, conditions, agreements, covenants, representations, warranties and indemnities contained in the Current Lease remain in full force and effect.
     18. Successors and Assigns. This Amendment is binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

     19. Patriot Act. Tenant represents and warrants to Landlord that, to the best of its knowledge, it is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by the United States Treasury Department as a Specially Designated National and Blocked Person, or for or on behalf of any person, group, entity, or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; and that they are not engaged in this transaction directly or indirectly on behalf of, or facilitating this transaction directly or indirectly on behalf of, any such person, group, entity, or nation. Tenant hereby agrees to defend, indemnify, and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, and expenses (including reasonable attorneys’ fees and costs) arising from or related to any breach of the foregoing representation and warranty.
     20. Integration of this Amendment and the Current Lease. This Amendment and the Current Lease shall be deemed to be, for all purposes, one instrument. In the event of any conflict between the terms and provisions of this Amendment and the terms and provisions of the Current Lease, the terms and provisions of this Amendment shall, in all instances, control and prevail.
     21. Exculpation of Landlord. The terms of Section 18.2 of the Base Lease are hereby incorporated by reference and shall be applicable during the Extension Term.
[Signatures are on next page]

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

LANDLORD:

1135 ARBOR DRIVE INVESTORS LLC, a Delaware limited liability company

By:	UBS Realty Investors LLC, a Massachusetts limited liability company, its manager

By:	/s/ Richard Zalatoris
Name:	Richard Zalatoris
Title:	Director

TENANT:

ULTA SALON, COSMETICS & FRAGRANCE, INC., a Delaware corporation

By:	/s/ Alex J. Lelli, Jr.
Name:	Alex J. Lelli, Jr.
Title:	Senior Vice President, Growth & Development

9